Exhibit 99.4

INNOVATE CORP.

FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of INNOVATE Corp.

March 8, 2024

To Our Clients:

Enclosed for your consideration are a Base Prospectus, dated October 6, 2023 (the “Base Prospectus”), and a Prospectus Supplement, dated March 8, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering (the “Rights Offering”) by INNOVATE Corp., a Delaware corporation (the “Company”), of shares of its common stock, par value $0.001 per share (“Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed (i) to all holders of record (“Record Holders”) of shares of its Common Stock, par value $0.001 per share (the “Common Stock”) and shares of its Series A-3 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), and Series A-4 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-4 Preferred Stock” and, together with the Series A-3 Preferred Stock, the “Preferred Stock”), and (ii) to holders (“Noteholders” and, together with the Record Holders, the “Rights Holders”) of the 7.5% Convertible Senior Notes due 2026 pursuant to that certain Indenture, dated as of February 1, 2021 between HC2 Holdings, Inc., (nka INNOVATE Corp.) and U.S. Bank National Association, as Trustee (the “2026 Convertible Notes”), that are entitled to participate in dividend distributions to holders of the Common Stock, as of 5:00 p.m., New York City time, on March 6, 2024 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights are described in the Company’s Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of $19.0 million of its Common Stock pursuant to the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on March 8, 2024 and ends at 5:00 p.m., New York City time, on March 25, 2024, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

Please note that since you hold your shares in the name of a broker, dealer or other nominee who uses the services of the Depository Trust Company, you must exercise your rights before 5:00 p.m., New York City time, on the Expiration Date.

As described in the Prospectus, each Rights Holder is entitled to one Right for each share of Common Stock and each share of Preferred Stock, on an as-converted basis, owned by such Record Holder on the Record Date, evidenced by transferable Rights certificates (the “Rights Certificates”). Each Right allows the holder thereof to subscribe (the “Basic Subscription Privilege”) at the cash price of $0.70 per share (the “Subscription Price”) for 0.2858 shares of Common Stock.

Rights may only be exercised in aggregate for whole numbers of shares of Common Stock; no fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights distributed will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, the gross proceeds to the Company from the Rights Offering will equal $19.0 million. Rights may only be exercised in aggregate for whole numbers of shares of the Common Stock; no fractional shares of the Common Stock will be issued in the Rights Offering. Any fractional shares of the Common Stock created by the exercise of the Rights will be rounded down to the nearest whole share. A minimum of four Rights will be required to purchase one share of Common Stock. Stockholders who are entitled to receive less than four Rights on a pro rata basis will be distributed four Rights in the Rights Offering. Any excess subscription payments received by the Subscription Agent in respect of fractional shares will be returned promptly after the expiration of the Rights Offering, in the manner in which made, without interest or deduction.

In addition, Rights Holders that exercise their Basic Subscription Privilege also will be eligible to subscribe (the “Oversubscription Privilege”) at the same cash price of $0.70 per share up to that number of shares of Common Stock that are offered in the Rights Offering but are not purchased by the other Rights Holders under their Basic Subscription Privilege. If an insufficient number of shares is available to fully satisfy the Oversubscription Privilege requests, the available shares will be sold pro rata, after eliminating all fractional shares, among Rights Holders who exercised their Oversubscription Privilege based on the number of shares each Rights Holder subscribed for under the Basic Subscription Privilege.

The Company may cancel or terminate the Rights Offering in its sole discretion at any time on or before the expiration of the Rights Offering for any reason (including, without limitation, a change in the market price of the Common Stock). The Company also reserves the right to amend the terms of the Rights Offering.

The shares of Common Stock to be issued upon exercise of the Rights, like the Company’s existing shares of Common Stock, will be listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “VATE.” Although the Rights will be transferable, the Company does not intend to list the Rights on the NYSE or any other national securities exchange. The absence of a trading market or liquidity for the Rights may adversely affect their value.

Enclosed are copies of the following documents:

1.	Prospectus; and

2.	Form of Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price. Rights not exercised at or prior to the Expiration Date will expire without value.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Holder Election Form must be completed and returned in sufficient time to allow us to process your request and submit your instructions to the Subscription Agent by 5:00 p.m., New York City time, on March 25, 2024, the scheduled Expiration Date of the Rights Offering (which may be extended by the Company).

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT, OKAPI PARTNERS LLC, AT THE FOLLOWING TELEPHONE TOLL FREE NUMBER (855) 208-8902 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

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